EXHIBIT 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Experts" and "Selected Historical Consolidated Financial Data" and to the use of our report dated April 23, 1998, except for Note 14 as to which the date is January 25, 2000, with respect to the financial statements of SAVVIS Communications Corporation included in the Registration Statement (Amendment No. 8 to Form S-1 No. 333-90881) and related Prospectus of SAVVIS Communications Corporation for the registration of 19,550,000 shares of its common stock.






/s/ Ernst & Young LLP

    St. Louis, Missouri
    February 9, 2000